EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 1, 2011 (this “Agreement”), by and between ATRINSIC, INC., a Delaware corporation (the “Company”), and Stuart Goldfarb (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions hereinafter set forth, and Executive desires so to be employed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.           Offices and Duties.

(a)           During the Term (as hereinafter defined), Executive shall serve as the President and CEO of the Company and shall have such duties and responsibilities that are commensurate with such position and such other duties and responsibilities consistent with such position as are from time to time reasonably assigned to Executive by the Company’s Board of Directors (the "Board").  Such duties and responsibilities shall include but not be limited to the following: (i) general oversight and management over all day to day operations of the Company and any subsidiaries of the Company, (ii) oversight and supervision, directly or indirectly, over all employees of the Company, including but not limited to the right and authority to hire and terminate such employees (other than the Chief Financial Officer), and (iii) in conjunction with the Board, setting the overall direction and strategy of the Company.  Executive shall report to the Company’s Board of Directors.  Executive will be the most senior employee of the Company and all employees of the Company will report directly or indirectly to him; provided the foregoing shall not be interpreted as preventing the Chief Financial Officer to report dually to Executive and to the Board or any committee thereof, including the Audit Committee. Executive will advise the Board before terminating any officer of the Company and will give Board the opportunity to comment on and discuss such proposed termination, although Executive’s decision (with respect to all employees other than the Chief Executive Officer) will be final.  Executive hereby agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section.  Executive shall devote all of his business time and attention to the business and affairs of the Company and the performance of Executive’s duties and responsibilities hereunder.  Notwithstanding the foregoing, Company acknowledges that Executive shall be permitted to render the services set forth in Schedule 1 hereto and such other activities that do not interfere or conflict with, or compromise his ability to perform, his duties hereunder, and do not create a potential business conflict, and with respect to which the Board has expressly consented and approved in advance in writing.  Executive represents and warrants to the Company that Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms and that Executive is not a party to any agreement or understanding, written or oral, which could prevent Executive from entering into this Agreement or performing all of Executive’s obligations hereunder.  The Company represents and warrants to Executive that the Company has the legal right to enter into this Agreement and to perform all of the obligations on the Company’s part to be performed hereunder in accordance with its terms and that the Company is not a party to any agreement or understanding, written or oral, which could prevent the Company from entering into this Agreement or performing all of the Company’s obligations hereunder.

(b)           Executive shall be included in any slate of directors nominated by the Board, or a committee thereof, during the Term of this Agreement and Executive agrees to serve on the Board if elected.  Executive agrees to resign as a director from the Board upon the termination of this Agreement if requested to do so by the Board.  In addition, Executive shall have the right to submit to the Nominating Committee of the Board one additional independent director to be included on any slate of directors nominated by the Board, or a committee thereof, during the Term of this Agreement (or initially to fill a vacancy on the Board); provided such candidate is reasonably acceptable to the Board based on such candidate's experience and background.

(c)           Executive shall work at Company’s headquarters in New York, New York.

2.           Term. The employment of Executive hereunder shall commence on the date hereof (the “Commencement Date”) and continue for a term ending on December 31, 2014, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”). As used herein, “Termination Date” means the last day of the Term.  Subject to the provisions of Section 13 (in the event Executive’s employment is terminated prior to December 31, 2014), Executive shall be an “at-will” employee of the Company such that either the Company or Executive may terminate Executive’s employment with the Company and the Term upon written notice at any time and for any reason (or no reason).

3.           Compensation.

(a)           As compensation for Executive’s services hereunder, the Company shall pay to Executive during the Term an annual salary (the “Base Salary”), which shall initially be equal to Four Hundred Thousand Dollars ($400,000.00), payable in accordance with the ordinary payroll practices of the Company.  The Base Salary shall be subject to increase at the end of each year of the Term at the sole and complete discretion of the Company’s board of directors, provided that Executive’s Base Salary will not be less than $420,000 beginning the first anniversary of the Commencement Date, and less than $450,000 beginning the second anniversary of the start of the Commencement Date.

(b)           Executive may also receive an annual bonus (the “Annual Bonus”) with a target of his then current Base Salary for each calendar year during the Term if the Company’s business operations meet or exceed certain financial performance standards to be determined by the Board in accordance with this Section.  Not later than February 15th of each calendar year, Executive shall submit to Company’s board of directors a proposed budget and financial goals (“Goals”) for such calendar year.  No later than the end of the first calendar quarter of each calendar year, the Board (or the Compensation Committed thereof), after reasonably thoroughly consulting with Executive, shall adopt and approve the bonus targets and other performance standards (collectively, the “Bonus Matrix”) based upon such Goals to be used to determine Executive’s annual bonus for such calendar year.  The Board shall deliver the Bonus Matrix to Executive promptly after its adoption and approval by the Board (or the Compensation Committed thereof).  If the Board does not adopt, approve and furnish to Executive the Bonus Matrix by the end of the first calendar quarter for any year, then Executive’s bonus for such year shall be no less than his then current Base Salary; provided, however, such period may be extended by the Board for up to 30 days in the event the Board and Executive are engaged in good faith discussions concerning the Bonus Matrix.  The Goals and the Bonus Matrix for the calendar year ending December 31, 2011 are set forth on the 2011 Bonus/RSU Schedule attached hereto as Exhibit A.  Notwithstanding the foregoing, if Company does not achieve the Goals set forth on Exhibit A by December 31, 2011, but does achieve the Goals by March 31, 2012, Executive will nonetheless be entitled to receive the full $200,000 bonus set forth therein which bonus shall be paid within thirty days of achieving such Goals.  Any amounts payable under this Section shall be calculated using the results reported in the Company’s audited financial statements for the applicable fiscal year and shall be payable in the year following the applicable fiscal year by the later of (A) ninety (90) days after the end of the applicable fiscal year or (B) completion of the Company’s audited financial statements for such year, but not more than 120 days after the end of the applicable fiscal year in any event.

(c)           The Company shall use its commercially reasonable efforts to procure medical, hospitalization, dental and disability insurance (in the case of disability insurance, providing for $33,333 coverage per month) for the benefit of executive and his wife and children, and the Company shall pay all premiums and any other costs or expenses incurred to maintain such policies in effect during the Term, or as provided under Section 13, all consistent with the Company’s established practices and policies.  As an alternative to procuring such policies, the Company may authorize Executive to procure such policies, and the Company shall reimburse Executive for the reasonable costs incurred by him in connection with the procurement of such policies, plus a gross up for the taxes Executive is required to pay on such amount.

(d)           In addition to his Base Salary and other compensation provided herein, during the Term, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan available to any of the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term.  The Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

(h)           During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary thereof) to which he is elected or appointed.

4.           Restricted Stock Units.

(a)           Within one hundred and twenty (120) days following the Commencement Date, the Company shall grant to Executive Restricted Stock Units with respect to Six Hundred Twenty Five Thousand (625,000) shares of Common Stock (the “Restricted Stock Units”), pursuant to the terms of a Restricted Stock Unit Agreement in the form attached as Exhibit B hereto (the “Restricted Stock Unit Agreement”) and the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Stock Incentive Plan”).  Executive shall execute and deliver to the Company the Restricted Stock Unit Agreement as a condition to the Company’s obligation to issue the Restricted Stock Units.  The Restricted Stock Units shall be subject to forfeiture under the terms of the Restricted Stock Unit Agreement.  The Restricted Stock Units shall be subject to vesting as provided in the Restricted Stock Agreement, in accordance with and subject to the following vesting schedule:

(i)           218,750 Restricted Stock Units shall vest upon the Commencement Date.

(ii)           156,250 Restricted Stock Units shall vest upon the successful completion, on or after May 15, 2011, of one or more debt or equity raises by the Company in the aggregate minimum amount of $10,000,000 (including, without limitation, any amounts raised from or by current stockholders of the Company).

(iii)         125,002 Restricted Stock Units shall vest in equal monthly installments over the Term of this Agreement.

(iv)           41,666 Restricted Stock Units shall vest in each of calendar year 2012, 2013 and 2014 if the Company’s business operations meet or exceed certain financial performance standards to be determined by the Board in accordance with this Section.  As set forth in Section 3(b) above, not later than February 15th of each calendar year, Executive shall submit to the Board a proposed budget and Goals for such calendar year.  No later than the end of the first calendar quarter of each calendar year, the Board (or the Compensation Committed thereof), after consulting reasonably thoroughly with Executive, shall adopt and approve the bonus targets and other performance standards (collectively, the “RSU Matrix”) based upon such Goals to be used to determine Executive’s vesting criteria for such calendar year.  The Board shall deliver the RSU Matrix to Executive promptly after their adoption and approval by the Board (or the Compensation Committed thereof).  If the Board does not adopt, approve and furnish to Executive the RSU Matrix by the end of the first calendar quarter for any year, Executive will be deemed to have achieved the Goals for such year and will vest in 100% of the RSU’s for such year and the Common Stock will be delivered at the same time that the Common Stock would have been delivered if the Goals had been set and achieved; provided, however, such period may be extended by the Board for up to 30 days in the event the Board and Executive are engaged in good faith discussions concerning the RSU Matrix.  The determination of the vesting under this Section shall be calculated using the results reported in the Company’s audited financial statements for the applicable fiscal year and the Common Stock will be delivered by the later of (A) ninety (90) days after the end of the applicable fiscal year or (B) completion of the Company’s audited financial statements for such year, but not more than 120 days after the end of the applicable fiscal year in any event.

(b)            As provided in the Restricted Stock Unit Agreement, except (as provided herein) in the event of a termination of the Executive’s employment by the Company without “cause” (as such term is used in Section 10 hereof) and except in the event of a termination of the Executive’s employment by Executive for “good reason” (as contemplated under Section 11 hereof), any and all of the Restricted Stock Units that remain unvested at the time of termination of Executive’s employment (and/or upon termination or expiration of the Term) (the “Unvested Restricted Stock Portion”) shall be subject to forfeiture and Executive’s entire ownership interest in to the Unvested Restricted Stock Portion shall be forfeited, extinguished and cancelled and Executive shall have no rights or interest in the Unvested Restricted Stock Portion.  In the event of a Change of Control (as defined below) or in the event of a termination of the Executive’s employment by Company without "cause" or by Executive for “good reason”, any and all of the Restricted Stock Units that remain unvested at the time of termination of Executive’s employment (and/or upon termination or expiration of the Term) shall vest (except for those which did not vest pursuant to subparagraph 4(a)(iv) above for calendar years which ended prior to the Termination Date.)  Subject to the terms of the Restricted Stock Unit Agreement, the Company may issue stock unit certificates or otherwise evidence the Executive’s interest in the Restricted Stock Units by using a book entry account, and may maintain physical possession or custody of such stock certificates until such time as the Restricted Stock Units are vested in accordance with this Section, and may place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement.  Executive represents and warrants that he is acquiring the Restricted Stock Units for investment purposes only, and not with a view to distribution thereof.  Executive is aware that the Restricted Stock Units may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Restricted Stock Units, the Restricted Stock Units will not be able to be transferred unless an exemption from registration is available or the Restricted Stock Units become registered.

(c)           If there is any conflict between the provisions of this Agreement and the provisions of the Restricted Stock Agreement or the 2009 Stock Incentive Plan, the provisions of this Agreement shall control.

(d)           Company will make available an additional 625,000 RSU’s which shall be available to be awarded to senior executives of Company in a manner recommended by Executive and approved by the Board.

5.           Expense Allowance.  The Company shall pay directly, or reimburse Executive for, all out-of-pocket expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, in each case subject to and in accordance with the Company’s standard policies (including, without limitation, expense verification policies) regarding the reimbursement of business expenses, as in effect from time to time. Without limiting the foregoing, the Company shall reimburse Executive for the reasonable legal costs incurred by him (up to a maximum of Twenty Five Thousand Dollars ($25,000) in connection with the preparation and execution of this Agreement.

6.           Vacation.  Executive shall be entitled to four (4) weeks paid vacation during each year of his employment hereunder (as pro rated for partial years), such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company with due regard to the needs of the Company.  Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than six (6) weeks vacation during any period of twelve (12) consecutive months during the Term; and provided further that at no time shall Executive be entitled to accrue more than six (6) weeks of vacation time under this Agreement; and provided further that the rights of Executive to vacation shall be otherwise subject to the Company’s policies on vacation as in effect from time to time.

7.           Key-Man Insurance.  The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion.  In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate, provided that Executive will not be required to submit to more than one physical in any twelve-month period.  Company shall keep the results of any such physical confidential, except as may be required to be disclosed by law or legal process.

8.           Ancillary Agreements.   As a material inducement to the Company for entering into this Agreement and as a condition to the obligations of the Company hereunder, Executive is hereby executing and delivering a Non-Competition, Non-Solicitation and Proprietary Information Agreement, dated of even date herewith, by and between Executive and the Company in the form of Exhibit C attached hereto (the “Non-Competition Agreement”).  Each of the Company and Executive hereby agrees and acknowledges that the rights and obligations of the parties under the Non-Competition Agreement and the terms and provisions thereof are an integral part of this Agreement and hereby are incorporated in this Agreement as if fully set forth herein.  Without limiting any other rights that the Company may have, if Executive materially breaches any provision of the Non-Competition Agreement and fails to cure such breach within ten (10) days of notice from Company of such breach, any right that Executive may have to receive any compensation or payments (other than vested Restricted Stock Units) from the Company hereunder shall be forfeited by Executive and extinguished in all respects.

9.           Termination of Employment.  Executive’s employment and the Term will terminate on the first of the following to occur:

(a)           Automatically upon Executive’s death.

(b)           Upon written notice by the Company to Executive of termination due to Disability (as defined below).  For the purposes of this Agreement, “Disability” shall mean a physical or mental disability which, in the reasonable judgment of the Board (following consultation with Executive’s physician, if so requested by Executive), is likely to render Executive unable to perform his duties and obligations under this Agreement for 180 days in any 12-month period.

(c)           Upon written notice by the Company to Executive of a termination for “cause” under Section 10 of this Agreement.

(d)           Upon termination for “good reason” under Section 11 of this Agreement.

(e)           Upon written notice by the Company to Executive of an involuntary termination without “cause”, other than for death or Disability.

(f)           Upon “voluntary termination” by Executive under Section 12 of this Agreement.

10.         Termination for Cause.

(a)           In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment under this Agreement for “cause” if:

(i)            Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony offense (unless, in the case of a conviction, the conviction shall have been reversed on appeal); or

(ii)           Executive has:

(A)           committed fraud against, or embezzled or misappropriated funds or other material assets of, the Company (or any subsidiary thereof);

(B)           violated, or caused the Company (or any subsidiary thereof) to violate, any material law, regulation or ordinance which causes, or is likely to cause, a material adverse impact on Company or, repeatedly violated, or caused the Company (or any subsidiary thereof) to violate, any material rule, regulation, policy or practice established by the Board of which he has been given notice;

(C)           willfully, or because of gross or persistent negligence, (A) failed to perform his duties hereunder or (B) acted in a manner detrimental to, or adverse to the interests of, the Company, and such failure or action has caused, or is likely to cause, the Company (or any subsidiary thereof) to suffer or incur a material casualty, loss, penalty, expense or other material liability or cost;

(D)           violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive; or

(E)            habitually used illegal drugs or consumed alcohol and such consumption has caused material damage to the Company.

(b)          The Company may effect such termination for cause by giving Executive written notice to such effect, setting forth in reasonable detail the factual basis for such termination (the “Cause Notice”); provided, however, that Executive may avoid such termination if the termination is based on any occurrence, act or event described in clauses (A) to (E) of paragraph (ii) of Section 10(a) (each, a “For Cause Event”), if the matters giving rise to such termination (including without limitation, any breach or violation by Executive) are remedied or cured, if capable of remedy or cure, within 30 days after receipt of the Cause Notice (“30-Day Executive Cure Period”).  For the avoidance of doubt, Executive’s employment hereunder and the Term shall be terminated immediately upon delivery of the Cause Notice if Executive’s employment is being terminated due to the occurrence, act or event described in paragraph (i) of Section 10(a), and Executive’s employment hereunder and the Term shall be terminated immediately upon expiration of the 30-Day Executive Cure Period if Executive’s employment is terminated due to the occurrence, act or events described in clauses (A) to (E) of paragraph (ii) of Section 10(a) (assuming the matters, violations or conditions giving rise to such termination are capable of being cured or remedied, provided that if they are incapable of being so cured or remedied, then such termination shall be immediate upon delivery of the Cause Notice).

(c)          In making any determination pursuant to paragraph (ii) of Section 10(a) based on or due to any For Cause Event, the Board may take into account each and all of the following:

(i)           if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive’s failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

(ii)          any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event (that is not reversed or vacated on appeal); or

(iii)         any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event; provided that the Board shall not be required to treat any of the foregoing as dispositive or giving rise to an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Board may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

(d)          In determining and assessing the detrimental effect of any For Cause Event on the Company and whether such For Cause Event warrants the termination of Executive’s employment hereunder, the Board shall take into account each and all of the following:

(i)           whether the Board directed or authorized Executive to take, or to omit to take, any action involved in such For Cause Event, or approved, consented to or acquiesced in his taking or omitting to take such action;

(ii)          any award of damages, penalty or other sanction, remedy or relief granted or imposed in any Proceeding based upon or relating to such For Cause Event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured person, or to prevent or to deter the recurrence of such For Cause Event;

(iii)         whether any lesser sanction would be appropriate and effective; and

(iv)         any adverse effect that the loss of Executive's services would have, or be reasonably likely to have, upon the Company.

Nothing contained in this Section 10 shall be construed in any way to limit or restrict the right and ability of the Board to consider or base its determination on any other factors that the Board deems to be relevant in connection with any determination or assessment under this Section 10.

11.         Termination by Executive for Good Reason.

(a)           In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder for “good reason” if (A) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder, (B) as a result of any action or failure to act by the Company, there is a material adverse change in the nature or scope of the duties, obligations, rights or powers of Executive’s employment, (C) the Company moves its headquarters more than twenty (20) miles from its location in New York, New York, (D) there is a diminution of Executive’s title, (E) Executive is required to report to someone other than the Board, (F) all Company employees no longer report directly or indirectly to Executive (provided the foregoing shall not be interpreted as preventing the Chief Financial Officer to report directly to the Board or any committee thereof, including the Audit Committee); or (G) Executive is removed from the Board of Directors of Company, in each case subject to the cure period and other terms set forth in this Section 11.

(b)           Executive may effect such termination for good reason by giving the Company written notice to such effect, setting forth in reasonable detail the factual basis for such termination (the “Good Reason Notice”); provided, however, that the Company may avoid such termination, if the matters giving rise to such termination (including without limitation, any breach or violation by the Company) are remedied or cured, within 30 days after receipt of the Good Reason Notice (“30-Day Company Cure Period”).  If the Company does not remedy or cure such matters, Executive’s employment hereunder and the Term shall be terminated immediately upon expiration of the 30-Day Company Cure Period in the case of a termination for “good reason” under this Section 11.

12.         Voluntary Termination by Executive.  In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder at any time by giving the Company written notice to such effect at least ninety (90) days prior to the date of termination set forth therein, such termination to be irrevocable upon receipt of such notice by the Company.

For the avoidance of doubt, the termination by Executive of his employment hereunder for “good reason” pursuant to Section 11 of this Agreement shall not constitute or be deemed to constitute for any purpose a "voluntary termination" of his employment under this Section 12.

13.         Compensation and Benefits upon Termination.

(a)           If Executive’s employment is terminated as a result of his death or Disability, the Company will pay or provide to Executive any Accrued Benefits (as hereinafter defined), and (ii) [a pro rata Annual Bonus for the year of termination based on the Average Bonus Amount (as defined below)].  For the purposes of this Agreement, “Accrued Benefits” means: (1) any unpaid Base Salary through the date of termination; (2) reimbursement for any unreimbursed expenses incurred through the date of termination; (3) any unused vacation time accrued (through the date of termination) in accordance with Company policy or as otherwise required by law; and (4) any other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program or this Agreement, in all cases only through the date of termination, and (5) any unpaid Annual Bonus for a calendar year that ended prior to the Termination Date (collectively items (1) through (5) shall be hereafter referred to as “Accrued Benefits”).

(b)           If Executive’s employment is terminated for cause under Section 10, or if Executive’s employment is terminated by Executive voluntarily under Section 12 or voluntarily other than for good reason pursuant to Section 11 hereof, the Company will pay or provide to Executive any Accrued Benefits.

(c)           If Executive’s employment is terminated by Executive for good reason pursuant to Section 11 or by the Company other than for cause under Section 10, the Company will pay or provide the Executive with (i) any Accrued Benefits and (ii) conditioned upon Executive's execution of a severance agreement and general release of all claims that is reasonably acceptable to the Company and Executive within 30 days of such termination, a payment equal to the sum of (x) his Base Salary and (y) the Average Bonus Amount (as hereinafter defined). For the purposes hereof, the “Average Bonus Amount” means, in the case of a termination of Executive’s employment, an amount equal to the average of the annual bonus amounts received by Executive under this Agreement for the two (2) years prior to such termination.  If Executive is terminated in 2011, the Average Bonus Amount will be deemed to be $200,000.  If Executive is terminated in 2012, the Average Bonus Amount will be deemed to be the amount of the Annual Bonus received by Executive for 2011, which for these purposes will be deemed to be not less than $200,000.  Any amount due to Executive under clause (i) and (ii) of this Section shall be payable as follows:  fifty percent (50%) of such amount shall be payable in a lump sum within thirty (30) days of termination of employment, and the balance shall be payable in twelve (12) equal monthly installments over the period of twelve (12) months following such termination; provided, however, that if such amounts due to Executive become payable under this Section as a result of a termination of Executive’s employment occurring at any time before the first (1st) anniversary of the date of any Change of Control, such amounts shall be paid in a single lump sum payment within thirty (30) days of termination of employment, except as provided in Section 14 hereof.  Amounts payable to Executive under this Section 13(c), if any, are hereinafter referred to as the “Parachute Amount.”

(d)           Except as expressly set forth herein, any amount payable to Executive upon termination of his employment hereunder shall be paid promptly, and in any event within thirty (30) days, after the Termination Date.

(e)           In addition to the foregoing, Executive’s rights to Restricted Stock Units upon termination of his employment hereunder will be determined in accordance with Section 4 above.

14.         Change of Control.

(a)           For the purposes of this Section 14:

(i)           The "Act" is the Securities Exchange Act of 1934, as amended.

(ii)           A "person" includes a "group" within the meaning of Section 13(d)(3) of the Act.

(iii)          "Control" is used herein as defined in Rule 12b-2 under the Act.

(iv)         "Beneficially owns" and "acquisition" are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

(v)          "Non-Affiliated Person" means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

(vi)         "Voting Securities" includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock; provided, however, that securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

(vii)        "Right" means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

(viii)        The "Code" is the Internal Revenue Code of 1986, as amended.

(ix)          "Base amount," "present value" and "parachute payment" are used herein as defined in Section 280G of the Code.

(b)           A "Change of Control" occurs when:

(i)            a Non-Affiliated Person acquires control of the Company; or

(ii)           upon an acquisition of Voting Securities or Rights by a Non-Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 14(f)) equal to or greater than thrity five percent (35%) of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 14(f)).

(c)         Notwithstanding anything to the contrary contained herein, to the extent that any of the payments and benefits provided for herein or any other agreement or arrangement between Executive and the Company (collectively, the "Payments") (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999;  whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive's receipt on an after-tax basis, of the greatest amount of benefits under this letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999.  Unless Executive and the Company otherwise agree in writing, any determination required under this provision shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. The reduction of Company payments, if applicable, shall be effected in the following order (unless Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments (starting with the last payments due), (ii) any other cash amounts payable to Executive (starting with the last payments due), (iii) any benefits valued as parachute payments, (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock (starting with the last vesting tranches), (v) acceleration of vesting of any equity award that is not a stock option (starting with the last vesting tranches) and (vi) acceleration of vesting of any stock options for which the exercise price is less then the fair market value of the underlying stock (starting with the last vesting tranches).

(d)           The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

15.         Other Termination Provisions.  The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive's service as an officer or director of the Company to the greatest extent now provided in the Company's Certificate of Incorporation and Bylaws and as otherwise allowed by law. During the Term and for a period of at least seven (7) years from the Termination Date, Executive shall be entitled to the same directors and officers' liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

16.         Limitation of Authority.  Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

17.         IRC 409A.  This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions.  To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision.  Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits shall be paid to Executive during the six (6) month period following Executive's separation from service to the extent that the Company and Executive mutually determine in good faith that paying such amounts at the time or times indicated in this Agreement would cause Executive to incur an additional tax under Section 409A of the Code, in which case such amounts shall be paid at the time or times indicated in this Section. If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period, the Company will pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6) month period.

With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Employees taxable year following the taxable year in which the expense was incurred by the Employee. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year.  The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. In addition, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

18.         Notices.  All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally; sent by certified mail, return receipt requested, postage prepaid; sent by facsimile (with written confirmation of transmission), provided that notice is also sent via first class mail, postage prepaid; or sent for next business day delivery by a nationally recognized overnight delivery service as follows:

If to the Company at:

469 7th Ave, 10th Floor
New York, NY 10018
Attn:  Chairman of the Board
Fax: (___) ___-____

with copies to:

Stubbs Alderton & Markiles LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, California 91403
Attn: Scott Galer, Esq.
Fax: (818) 444-4520

If to Executive at:

Stuart Goldfarb
37 Fanton Hill Road
Weston, CT 06883

with copies to:

Carroll, Guido & Groffman LLP
1790 Broadway, 20th Floor
New York, NY 10019
Attn: Elliot J. Groffman, Esq.
Fax: (212) 759-9556

Any of the addresses and other contact information set forth above may be changed from time to time by written notice (delivered in accordance with this Section) from the party requesting the change.

Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission) during normal business hours, or five (5) days after mailing by certified mail, return receipt requested, first class postage prepaid, or one business day after deposit for next business day delivery by a nationally recognized overnight delivery service.

19.         Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

20.         Waiver.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right.  No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith.  No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

21.         Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

22.         Arbitration.  Any dispute or controversy arising out of or related to this Agreement or any breach hereof shall be settled by binding arbitration by the American Arbitration Association (or any organization successor thereto) in New York, New York in accordance with its Employment Arbitration Rules then prevailing.  Judgment and the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction.  This provision encompasses all disputes relating to Executive’s employment, this Agreement, the termination of Executive’s employment, and the amounts paid to the Executive upon termination, regardless of whether such dispute arises during or after the Executive’s employment.  In any arbitration proceeding conducted pursuant to this Section 22, both parties shall have the right to discovery, to call witnesses and to cross-examine the other party’s witnesses (through legal counsel, expert witnesses, or both).  All decisions of the arbitration panel shall be final, conclusive and binding upon the parties, and not subject to judicial review.  The arbitration panel shall have no power to change any of the provisions hereof in any respect or make an award of reformation, and the jurisdiction of the arbitrators is expressly limited accordingly.  All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder.  Any arbitration shall be conducted by an arbitration plan consisting of one or more arbitrators jointly selected by the parties hereto; provided, however, that if the parties are unable to agree on an arbitrator or arbitrators, the arbitrator or arbitrators shall be selected in accordance with the aforementioned Employment Arbitration Rules then prevailing.  Each of the parties hereto shall pay the fees and expenses of its counsel, accountants and other experts incident to any such arbitration.  The fees and expenses of the arbitrator shall be paid by the Company.  Any notice or other process relating to any such arbitration may be effected in the manner provided by Section 18.

23.         Remedies.  In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to seek equitable relief, including remedies in the nature of rescission, injunction and specific performance.  All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party hereto from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

24.         Severability.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

25.         Counterparts.  This Agreement may be executed in counterparts, including, without limitation, by facsimile, each of which shall be deemed an original and which together shall constitute one and the same agreement.

26.         Assignment.  This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that, subject to Section 14 above, this Agreement shall be assigned to, and assumed by, any person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety, provided that no such assignment shall relieve Company of its obligations hereunder.  Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Executive, or any other ruling, judgment, order, writ or decree.

27.         Withholding.   The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes, as may be required to be withheld pursuant to any applicable law or regulation, and all other applicable withholdings.

28.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

29.         Titles and Captions.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties hereto or modify or otherwise affect any of the provisions hereof.

30.         Grammatical Conventions.  Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

31.         References.  The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

32.         No Presumptions.  Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement.  No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

33.         Certain Definitions.  As used herein:

(a)           “Person” includes, without limitation, a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

(b)           A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

34.         Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement, commitment or arrangement relating thereto, written or oral, if any, which shall terminate immediately upon the commencement of the Term, except that each party thereto shall (a) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing prior to the commencement of the Term hereof (including, without limitation, the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of his employment under any such prior arrangement) that has not been so performed or satisfied, and (b) retain his or its right under any such prior assignment to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

ATRINSIC, INC.

By:	/s/ Jerome A. Chazen
Name: Jerome A. Chazen
Title: Chairman

/s/ Stuart Goldfarb
Stuart Goldfarb